PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS HAVE BEEN REPLACED WITH THE CODE, "[** **]".

                                                                   Exhibit 10.13


                          PROGRAM SERVICES AGREEMENT


      This Program Services Agreement (the "Agreement") dated and effective as of July 1, 2000 (the "Effective Date") is by and between Toshiba America Information Systems, Inc. ("TOSHIBA"), a California corporation with its principal place of business at 9740 Irvine Blvd., Irvine, California 92618 and Direct Alliance Corporation ("DAC"), an Arizona corporation, with its principal place of business at 8123 Hardy, Tempe, Arizona 85284. Insight Enterprises, Inc., a Delaware corporation, having its principal place of business at 1305 Auto Drive, Tempe, Arizona 85284 ("Parent") is also a party for the limited purposes described in Section 22.

RECITALS

      A. DAC is a direct marketer, which provides outsourcing services for information technology products, consisting of marketing, sales, and fulfillment functions. DAC is a wholly owned subsidiary of Parent.

      B. TOSHIBA desires to outsource on a non-exclusive basis certain aspects of a direct-channel sales operation and wishes to engage DAC in such efforts. The parties understand that the Program described in this Agreement will not involve the storage or warehousing, by DAC, of products for sale, except for returns. However, TOSHIBA may elect to change the fulfillment relationship in the future as defined in Section 2.1.

      IN CONSIDERATION of the respective commitments of the parties, as set forth in this Agreement, DAC shall furnish certain services to TOSHIBA and TOSHIBA shall make payments to DAC in exchange for such services, all as set forth in this Agreement and the Exhibits, Attachments and Schedules attached hereto, and in connection therewith the parties agree as follows:

1.    TERM.

      The initial term of this Agreement shall begin on July 1, 2000 and shall expire at the close of business on June 30, 2002. TOSHIBA may, at its sole option, extend this agreement for an additional nine (9) month term. Exercise of such extension will be provided in writing to DAC no later than January 31, 2002. Thereafter, this Agreement shall renew by mutual agreement for an additional one year period subject to the terms agreed herein. Additionally, either party may terminate this Agreement as provided in Section 12.

2.    THE PROGRAM.

      2.1 The Program is described in further detail in the Program Description, which is attached to this Agreement as Exhibit A. The parties acknowledge that Exhibit A is subject to further revision, and that in the event of a conflict between the terms of Exhibit A and the body of this Agreement, the body of this Agreement shall prevail. Additions or changes to the services, policies or procedures, which may be jointly developed and agreed to from time to time by DAC and TOSHIBA, may be added to the Program only when set forth in writing and executed by both parties.

      2.2 DAC acknowledges that it is an independent contractor retained by TOSHIBA for the limited purpose of performing its duties pursuant to this Agreement. DAC agrees not to modify any representations, equipment specifications, or stated performance parameters provided by TOSHIBA without TOSHIBA's prior written consent.

3.    DEFINITIONS.

      3.1 "Allocated Fees" shall mean the fees described in Section 4.4.

      3.2 A "Change of Control" shall be deemed to have occurred if (i) a merger or consolidation of DAC or Parent with any other entity occurs, (ii) a complete liquidation of DAC or Parent is completed, or (iii) controlling interest of DAC's or Parent's assets or voting stock are sold, exchanged or otherwise disposed of.

      3.3 "DAC" shall mean Direct Alliance Corporation; provided, however, that Parent shall be liable for any obligations or liabilities of DAC that arise in connection with this Agreement as provided in Section 22 hereto.

      3.4 "Event of Default" shall mean (a) a failure by DAC to comply with any material provision of this Agreement, which TOSHIBA declares to be an Event of Default; (b) DAC becomes insolvent, becomes subject to any bankruptcy proceeding or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or a substantial part of DAC's assets; (c) DAC assigns or attempts to assign, or subcontracts or attempts to subcontract, any of its rights or obligations under this Agreement to a third party without TOSHIBA's prior written approval; or (d) a Change of Control occurs without compliance by DAC or Parent, as appropriate with the provisions of Section 22.

      3.5 "Goods" shall mean, individually and/or collectively, all TOSHIBA Products and TOSHIBA Materials and any products or materials manufactured by third parties that are purchased by TOSHIBA for the purpose of fulfilling orders to TOSHIBA customers.

      3.6 "TOSHIBA" shall mean Toshiba America Information Systems, Inc. and its permitted assigns.

      3.7 "TOSHIBA Authorized Signer" shall mean one of the TOSHIBA employees listed in Section 20.

      3.8 "TOSHIBA Materials" shall mean, individually and/or collectively, all parts, materials or components supplied by TOSHIBA, which are returned by customers and stored or warehoused by DAC for purposes of the Program. Such TOSHIBA Materials may be manufactured by TOSHIBA or an OEM of TOSHIBA.

      3.9 "TOSHIBA Products" shall mean, individually and/or collectively, all products supplied by TOSHIBA which are to be stored or warehoused by DAC for purposes of the Program. Such TOSHIBA Products may be manufactured by TOSHIBA or an OEM of TOSHIBA.

      3.10 All references to the term "monthly" will mean the calendar month, except as otherwise stated herein.

      3.11 "Net Sales" shall mean the total of all invoiced sales of Goods by DAC, less taxes, less any returns for credit during that same sales period and as adjusted for exchanges.

      3.12 "Parent" shall mean Insight Enterprises, Inc., a Delaware corporation.

      3.13 "Performance Fees" shall mean the fees described in Section 4.5.

      3.14 "Program" shall mean the services that will be provided by DAC pursuant to this Agreement, plus certain policies and procedures that relate to such services, as described in Exhibit A.

      3.15 "Start-up Fees" shall mean the fees described in Section 4.1.

      3.16 "Variable Fees" shall mean the fees described in Section 4.3.

4.    PAYMENTS AND INVOICING.

      In general, it is intended that, unless otherwise provided in this Agreement, all reasonable Program expenditures incurred by DAC on behalf of the Program, shall be paid or reimbursed by TOSHIBA (upon receipt of an invoice with the appropriate purchase order number identified on such invoice), at DAC's cost; provided, however, that TOSHIBA shall not be required to pay or reimburse any expense greater than $5,000 for which DAC did not obtain prior written approval, as provided in this Section 4. Additionally, Performance Fees will be paid to DAC by TOSHIBA as remuneration for services provided for Program activities.

      4.1 Start-up Fees. The parties agree that the start-up costs incurred by DAC in support of the Program will be paid by TOSHIBA as further provided in this Section 4.1.

            4.1.1 DAC estimates that Program start-up costs will be (i) [**1**] for the costs outlined below, plus (ii) costs incurred by DAC in response to additional Program requirements approved by TOSHIBA in writing, plus (iii) costs incurred by DAC for salary/wages and burden associated with personnel hires in support of the Program that are approved in writing by TOSHIBA.

            The [**1**] Program start-up fee described in (i) consists of the following items:

            HMAX system access fee.....................................[**1**]
            HTaxware software license fee..............................[**1**]
            HMAX Server Hardware.......................................[**1**]
            HMax Back Up Server........................................[**1**]
            HXML Web Programming.......................................[**1**]
            HMiscellaneous IT..........................................[**1**]
            HHuman Resources...........................................[**1**]

                  Total (i) start-up costs.............................[**1**]

            4.1.2 DAC shall present for approval by TOSHIBA Personnel Requisitions for all Program start-up related hiring and Program Requisitions for all other Program related expenses, including any items not specifically described in Section 4.1.1 above, before making any expenditures related to the Program. TOSHIBA's approval of any requisition presented to TOSHIBA shall constitute a promise to pay for the personnel, items or services indicated.

            4.1.3 TOSHIBA agrees to pay [**2**] defined as 75% of the [**2**] invoiced on DAC invoice 0400 dated April 21, 2000. These charges are for start-up fees defined in Section 4.1.1 above and the Letter of Intent (LOI) between TOSHIBA and DAC dated March 31, 2000. TOSHIBA agrees to pay the remaining 25% defined as [**2**] of the[**2**] start-up fee upon Program commencement, defined as the first day of order processing. Any additional start-up expenses not defined in Sections 4.1.1 or 4.1.2 will be due DAC, within normal invoice terms, provided such expenses are defined by DAC and approved in writing by a TOSHIBA Authorized Signer.

                  (1) If the Taxware software costs less than [**3**] DAC will refund the difference to TOSHIBA. If the Taxware software costs more than [**3**] TOSHIBA will reimburse DAC for the additional expense incurred in acquiring the software. DAC will provide TOSHIBA with the Taxware invoice if the costs exceed [**3**].

                  (2) If the Program requires an expenditure by DAC of less than [**3**] for electronic commerce and operating system hardware and software, DAC will refund the difference to TOSHIBA. If the Program requires additional system hardware or software, including a Program MAX operating system server and associated equipment, which costs DAC more than the [**3**] allocated, TOSHIBA agrees to pay DAC for the additional costs incurred that are approved by TOSHIBA in writing. NOTE: DAC has offered pricing for a backup server which TOSHIBA has decided to include in the start-up expenses.

                  (3) Web Programming labor and expenses of [**3**] includes all labor and expenses associated with start-up of the XML to TOSHIBA's front end website including miscellaneous web development activities. TOSHIBA agrees to pay DAC for all additional start-up costs that are requested by DAC and approved in writing by TOSHIBA.

                  (4) TOSHIBA will provide DAC with desktop PC's in sufficient quantity to support the Program. DAC will purchase and separately bill TOSHIBA for its standard network card defined as Intel 10/100 Management Pro Card or equivalent. DAC shall be allowed to install its standard application software suite, at no cost to TOSHIBA, which shall remain in the possession of DAC for the term of the Program. TOSHIBA shall have no right of ownership or liability whatsoever with respect to the application software, including but not limited to ensuring that software or other hardware is compatible with the desktop computers. At the termination of Program DAC shall uninstall its software but TOSHIBA may retain, at its option, any installed hardware components.

                  (5) TOSHIBA shall retain ownership in all hardware purchased by DAC on behalf of TOSHIBA, provided TOSHIBA reimburses DAC for the cost in accordance with this Agreement, or supplied by TOSHIBA and dedicated to the Program. Upon termination of this Agreement, DAC shall cooperate in removal of such hardware from its premises, and shall reimburse TOSHIBA for the reasonable cost of all hardware which it cannot account for.

            4.1.4 TOSHIBA agrees to pay all other TOSHIBA-approved Program start-up expenditures on net [**4**]-day terms from date of invoice. Such expenditures will only be made and billed by DAC after written approval by TOSHIBA via a Program or Personnel Requisition.

      4.2 Capital Expenditures. Based on anticipated Program requirements, no additional capital expenditures that are the responsibility of TOSHIBA are anticipated except those associated with, and indicated as, Start-up Fees. Capital expenditures not included in the Program Start-up Fees shall be treated as Allocated Fees and shall be capitalized by DAC for purposes of the Program. Depreciated amounts shall be charged as Allocated Fees as items are depreciated. Upon termination of this Agreement, TOSHIBA will take ownership of such equipment as defined in Section 12.4.

            4.2.1 Each capital equipment requirement will be submitted by DAC to TOSHIBA for written approval on a "Program Requisition Form" (a copy of which is attached as Exhibit "D"), before a corresponding expenditure is made. All reasonably required information will be included in each request to permit TOSHIBA to make an informed decision. If TOSHIBA agrees in advance it is necessary to make a capital purchase in support of the Program, DAC may lease real and personal property for Program uses. DAC agrees that TOSHIBA will have no liability with respect to any lease for a term greater than the length of this Agreement unless this Agreement is extended or renewed for an additional term; however, DAC shall take commercially reasonable efforts to mitigate damages. The form of any lease must be approved in advance by TOSHIBA. Approval of a lease or capital expenditure by TOSHIBA shall signify its agreement to make payments as contemplated by this Section 4.2.

            4.2.2 DAC will also invoice TOSHIBA as Allocated Fees for all Program-related lease payments and the TOSHIBA approved carrying costs associated with the non-depreciated capital expenditures at the end of each calendar month. Such fees will be payable [**5**] days from date of such invoice.

      4.3 Variable Fees. All fees billed by DAC to TOSHIBA pursuant to this Agreement shall be Variable Fees except for Allocated and Performance Fees as defined in Sections 4.4 and 4.5. Any item billed as an Allocated or Performance Fee will not also be billed as a Variable Fee.

            4.3.1 Variable Fees will be submitted by DAC to TOSHIBA for approval, showing either individual items or categories, or both, on a Program Requisition Form. Such fees will be payable [**6**] days from date of such invoice. Variable Fees for services may be submitted by DAC and approved by TOSHIBA on a per unit basis with an unknown volume or quantity (such as outbound freight, telephone rates); or Variable Fees may be submitted by DAC and approved by TOSHIBA for a Program requirement on a per occurrence basis (such as business related travel, special services requested by TOSHIBA and the like); or Variable Fees may be submitted based on a service occurrence that is outside the standard scope of services covered under Allocated Fees (such as a request to mail 50,000 letters to Program customers). To maximize Program performance capabilities, Variable Fees less that $1,500 per occurrence and $5,000 per month, shall not require submission or subsequent approval of a Program Requisition Form. Except as provided in Section 9.1 of Exhibit A, all approvals to incur Variable Fees may be modified or cancelled by TOSHIBA at any time on ten (10) days notice, provided that TOSHIBA will be responsible for all Variable Fees reasonably incurred by DAC prior to modification or cancellation.

            4.3.2 Variable Fees shall include a flat fee of [**7**] per Program-dedicated employee, per month (which amount covers general day-to-day overhead, such as postage, printing, fax and other items).

            4.3.3 Additionally, DAC shall bill as Variable Fees an employee benefits burden of 19% of each Program-dedicated employee's salary, commission and bonus.

            4.3.4 Requests by DAC for increases in employee compensation and increases in staffing positions and associated compensation for additional dedicated Program personnel must be submitted on a Personnel Requisition Form, a copy of which is attached as Exhibit "E".

            4.3.5 Variable Fees for third-party products offered in the Program and supplied by DAC will be at cost. DAC shall bill for such third party products on the 15th and 30th of each month with terms of Net 15 days from receipt of notice.

            4.3.6 All reasonable inbound freight cost, if any, associated with third party products offered in the Program and supplied by DAC, will be passed to TOSHIBA on an after-the-fact basis, at DAC's cost.

            4.3.7 All reasonable packaging material cost, if any, associated with Program shipments and supplied by DAC, will be passed to TOSHIBA on an after-the-fact basis, at DAC's cost.

            4.3.8 DAC will not purchase any third-party products for inventory without TOSHIBA's prior written approval. DAC may be requested to apply its buying relationship with distribution channel partners or material manufacturers for the purpose of providing a direct ship fulfillment arrangement to TOSHIBA customers. All product costs for such arrangements will be at DAC's cost, as provided and agreed to in advance by TOSHIBA.

            4.3.9 All Variable Fees shall be invoiced at DAC's cost, except with respect to products or services acquired from vendors/suppliers that have contracts with DAC which prohibit disclosure of DAC's costs. Currently, Federal Express, UPS, Ingram Micro, Tech Data, Merisel, AT&T and Cable and Wireless, have contracts that prohibit the disclosure of DAC's costs. With respect to products or services from such vendors, DAC will provide, in advance, a rate or cost that TOSHIBA can use to determine whether TOSHIBA can provide the service or product at a lower rate or cost. TOSHIBA then shall determine either to obtain such services or products from DAC or elect to have DAC secure the services or products through TOSHIBA.

            4.3.10 Compensation (salary, bonus and the amounts contemplated by Sections 4.3.2 and 4.3.3) for dedicated Program employees and materials shall be billed as Variable Fees two times each month, on the dates of DAC's normal payroll payments. Such fees will be payable within [**8**] days from date of each such invoice.

            4.3.11 Any Variable Fees that have been approved, but are not billed in, or with respect to, the month incurred, shall not be deemed non-billable in a later month because of the delay; provided, however, that TOSHIBA shall not be responsible for any penalties for late payments or any late charges on such amounts until the passage of [**9**] days from date of the invoice.

            4.3.12 Variable Fees may include a flat fee of [**10**] per eligible person per month for "Sales Promotion Fees" for the period of July 1, 2000 through March 31, 2001. Effective April 1, 2001, until termination of this Agreement, the Sales Promotion Fee shall be [**10**] per eligible person per month. Eligible persons include Program-dedicated Sales and Sales Support personnel, defined as persons with the title Supervisor and below. DAC will provide TOSHIBA in advance with details of the Associate of Month/Year program so that TOSHIBA has full knowledge of the program, including how such funds will be spent.

      4.4 Allocated Fees. Allocated Fees shall be equal to the amount shown on Exhibit "B" and cover the items listed in such Exhibit.

            4.4.1 Allocated Fees associated with "Non-dedicated Program Management Personnel" and "DAC-affiliate Allocated Costs," as that terminology is used in Exhibit "B", shall not exceed the dollar amount set forth for those items in Exhibit "B" during the time period from July 1, 2000 through the close of business on June 30, 2002 and if applicable the nine month extension period as provided for in Section 1. Allocated fees will be reviewed and mutually agreed upon in writing prior to the one year extension as provided for in
Section 1.

            4.4.2 Allocated Fees for "Expense for Sales/Administrative and Distribution Facilities Space," as that terminology is used in Exhibit "B", may be adjusted only by written agreement based on Program or dedicated Program Personnel modifications requested by TOSHIBA.

            4.4.3 Allocated Fees shall be billed monthly. Such fees will be payable within [**11**] days from date of such invoice.

            4.4.4 Any Allocated Fees that are not billed in, or with respect to, the month incurred, shall not be deemed non-billable in a later month because of the delay; provided, however, that TOSHIBA shall not be responsible for any penalties for late payments or any late charges on such amounts.

      4.5 Performance Fees. Performance Fees shall be paid by TOSHIBA to DAC as remuneration for Program services. Performance Fees shall consist of a fixed monthly fee, a fee calculated as a percentage of Net Sales fee, and if requested and approved by TOSHIBA, a marketing services fee.

            4.5.1 TOSHIBA shall pay DAC a fixed monthly fee of [**12**] per month for the term of the Agreement. [**12**] Such fees will be invoiced monthly and will be payable within [**12**] days from date of such invoice. [**12**]

            4.5.2 Additionally, TOSHIBA shall pay DAC a monthly percentage of Net Sales. It is contemplated that at least three order sources will exist in the Program.

                  (1) 'Unassisted sales' are defined as sales resulting from consumer orders placed through the Accessories Website or TOSHIBA's internet website. Such consumer customers will be identified as having three line addresses (i.e. excludes any reference to a business or similar entity in a fourth address line).

                  (2) 'House sales' are defined as sales to specific protected
            TOSHIBA accounts which are established by mutual agreement.

                  (3) 'Assisted sales' are those sales not classified as
            "Unassisted sales" or "House sales" as defined in sections A or "B" above.

                  TOSHIBA shall pay DAC an amount equivalent to [**13**] of
            Assisted Net Sales until June 30, 2002. If TOSHIBA exercises its option to extend the term of this Agreement for an additional 9 months the monthly percentage fee for this period shall be [**13**] of Assisted Net Sales. If the term of this Agreement is renewed for an additional 1 year after the 9 month extension the monthly percentage of Net Sales shall be [**13**] during the renewal period.

                  TOSHIBA shall pay DAC an amount equivalent to [**13**] of Net
            Sales for Unassisted or House sales, including those routed through MAX either from TOSHIBA's internet website, the Accessories Website or from TOSHIBA's order processing system.

            4.5.3 Additionally, TOSHIBA shall pay a marketing services fee, per the following schedule depending on marketing services as requested in writing by TOSHIBA and performed by DAC. Catalog design shall be priced at cost plus [**14**], catalog printing at cost plus [**14**], and database consulting at cost plus [**14**].

            4.5.4 The fees described in Sections 4.5.2 and 4.5.3 for the previous month shall be invoiced by DAC on or about the first day of the following month. Such fees will be payable within [**15**] days from date of such invoice.

            4.5.5 From time to time TOSHIBA may decide to transition an account from one subsidiary to another or to an affiliate. TOSHIBA will establish an inter-company process to accomplish this transition. [**16**]

      4.6 Metrics. On or before September 30, 2000 based on an analysis of Program performance and other pertinent performance, the parties will mutually determine the top ten metrics and assign appropriate weighting values and rating scales to each (the "Metrics"), which will be set forth in Exhibit "C".

      4.7 Invoices.

            4.7.1 Each invoice shall be subject to verification by TOSHIBA with regard to the accuracy of the amount invoiced by DAC. Invoices shall reference the Purchase Order number, if any, and shall be submitted to Toshiba America Information Systems, Inc., 9740 Irvine Boulevard, Irvine, CA 92618 Attention:
Accounts Payable.

            4.7.2 All billings, except as otherwise stated within this agreement, are net [**17**] days from date of invoice. Carrying costs of [**18**] per annum shall be calculated and billed on a monthly basis for all undisputed invoice amounts that have been outstanding for more than [**17**] days.

      4.8 Sales and Property Taxes. DAC will calculate and charge sales, use and transaction privilege taxes, on behalf of TOSHIBA, for specific states at TOSHIBA's request. TOSHIBA will be responsible for the remittance of any sales, use, transaction privilege or property taxes arising from Program activities to the appropriate government agency and for any penalties or interest imposed in connection with such taxes, unless such penalties or interest is a result of DAC's failure to provide such information to TOSHIBA in a timely manner, in which case such amounts shall be DAC's responsibility. In situations in which services are performed as required by this Agreement, TOSHIBA will bear all applicable sales and property taxes and will bear all state or federal income tax liability allocable to TOSHIBA pertaining to Goods. In order for the Program to be operational by the scheduled date, TOSHIBA agrees to use Taxware software for the collection of sales and use taxes. However, TOSHIBA may choose to use its own tax calculation system provided TOSHIBA is responsible for all procurement and implementation costs associated with making its software compatible with DAC's MAX system. Without limiting the generality of the foregoing, unless TOSHIBA notifies DAC in writing and in a timely manner in advance of when the activities of either TOSHIBA or any of its affiliates will or might reasonably be expected to result in the assertion by any taxing authority that DAC should collect taxes with respect to sales into any state, country or territory, DAC shall not be penalized or held responsible for any failure to collect such taxes and TOSHIBA shall hold DAC harmless with respect thereto. If a state determines that TOSHIBA must pay state sales use or other transaction privilege taxes for previous sales, TOSHIBA will be responsible for paying or contesting such taxes in the legally prescribed manner and will hold DAC harmless from and against any liability in connection therewith (other than as provided above).

      [**19**]

5.    STAFFING OF PERSONNEL.

      5.1 Program staffing and associated compensation will be suggested by DAC to ensure the TOSHIBA Program is at a competitive level with programs of similar size, purpose, objectives, and scope and approved in writing by TOSHIBA. No staffing and/or compensation modifications will be made without TOSHIBA's written approval and said approval will result in TOSHIBA's recognition and agreement to pay for the approved additional costs, or recognize the additional savings associated with the change. Compensation packages and compensation adjustments must be approved in writing by TOSHIBA either specifically, or by approval of DAC's policies. TOSHIBA recognizes that DAC policy allows for a compensation increase of up to [**20**] per non-sales representative on the anniversary of employment date.

      5.2 Each party agrees to identify a contact to provide the necessary support in implementation of Program business requirements and in the performance of Program activities. TOSHIBA will also make available to DAC or provide at DAC's site, a program manager, a credit supervisor/manager, and credit/leasing personnel (as needed) and provide product training. Each party will provide reasonable written notice to the other party before making any changes in the contact or other key personnel.

      5.3 Personnel supplied by DAC are DAC's employees and shall not for any purpose be considered employees or agents of TOSHIBA. DAC shall have all management authority with respect to DAC's employees and DAC assumes full responsibility for the actions of such personnel while performing services pursuant to this Agreement.

      5.4 Personnel supplied by TOSHIBA are TOSHIBA's employees and shall not for any purpose be considered employees or agents of DAC. TOSHIBA assumes full responsibility for the actions of such personnel while performing services pursuant to this Agreement, whether or not any of such services are performed on premises owned, leased or maintained by DAC, provided that DAC shall have standard obligations under applicable law to TOSHIBA's employees on DAC's owned, leased or maintained premises, as business invitees.

      5.5 It is understood that neither party's employees or subcontractors shall have any rights or privileges under any of the other party's employee benefits programs.

      5.6 DAC agrees to perform its standard employee investigations with respect to all prospective employees dedicated to the Program, which investigation shall, at a minimum, include a background investigation, drug testing and certain skills tests. TOSHIBA agrees to pay a fee of $[**21**] for the investigation of each prospective employee, which amounts shall be billed with other Variable Fees on a monthly basis. DAC shall indemnify, defend, and hold harmless TOSHIBA in the event someone disqualified from employment takes legal action against TOSHIBA alleging discriminatory hiring practices related to DAC's use of its background investigation.

      TOSHIBA reserves the right to audit background investigation results at any time during the term of this Agreement. Investigations by DAC shall comply with all applicable federal, state and local laws for background investigations. All use of such information must be in compliance with applicable federal, state and local laws.

6.    COMPLIANCE WITH THE LAW; SOFTWARE.

      6.1 DAC agrees to make, file and retain (for the periods required by law) all required federal, state, and local reports and records, to withhold all proper payroll deductions, and to pay all premiums in connection with social security and workers compensation insurance; all federal, state and local payroll and withholding taxes, and all other charges and taxes attributable to the performance of its duties under this Agreement and in connection with the Program.

      6.2 In its performance under this Agreement, DAC will comply with all applicable laws and regulations pertaining to the services rendered under this Agreement, including all federal, state or local laws and regulations relating to the performance of telemarketing services or to hiring and employment practices.

      6.3 Upon request by TOSHIBA, DAC shall certify compliance with such applicable laws and regulations, and provide such evidence of compliance as TOSHIBA may reasonably request. TOSHIBA shall have the right to audit DAC's books and records for the Program, and at TOSHIBA's expense once per fiscal year, for the purpose of assuring compliance with the obligations described in this Section 6. In connection with the employment of DAC's dedicated personnel assigned to perform work hereunder, DAC will cooperate with all federal, state and local authorities in the conduct of any audits for the purpose of determining DAC's compliance with this Section 6.

      6.4 TOSHIBA may make available certain rights to use or license software with the TOSHIBA Products. No rights are granted to DAC with respect to the use or license of any such software by reason of this Agreement, except as required by law. DAC shall not copy, modify, transcribe, store, translate, reverse engineer, sell, lease, or otherwise transfer or distribute any such software except in accordance with this Agreement. Any improper use of such software shall be deemed an Event of Default.

7.    CONSIGNED INVENTORY

      From time to time, Goods, including returned Goods, will be delivered to DAC in connection with the Program. Such Goods will be consigned to DAC solely for use in meeting the requirements of this Agreement and as further defined below:

      7.1 TOSHIBA will at all times retain title to the Goods consigned to DAC under this Agreement. DAC agrees that the Goods will only be utilized to fulfill the terms of this Agreement and the Goods will not be leased, rented, consigned, sold, or otherwise conveyed or transferred to any third party unless expressly authorized in writing by TOSHIBA. DAC shall not allow or permit any lien, security interest or other encumbrance to be placed on or otherwise affect the Goods other than security interests and other encumbrances granted to TOSHIBA. TOSHIBA will, at any time, be entitled to the prompt return of such Goods at TOSHIBA's expense. DAC agrees that it will give TOSHIBA reasonable prior notice of filing of any voluntary petition, and prompt notice of the filing or any involuntary petition, under any bankruptcy laws. DAC shall not include any of the Goods in DAC's bankruptcy estate.

      7.2 TOSHIBA shall assume risk of loss for Goods returned to DAC until such Goods are actually delivered to DAC. Upon delivery to DAC, DAC shall secure the Goods under all reasonable and appropriate care that DAC uses for its own property, but in no event less than a reasonable degree of care, to prevent any damage, loss, deterioration, or the like to the Goods. Subject to Section 7.5, DAC assumes all risk of loss or damage to the Goods while the Goods are in DAC's possession. DAC's obligation in this regard shall be satisfied if the Goods are delivered to a carrier acceptable to TOSHIBA for shipment to TOSHIBA or any designee, agent or customer of TOSHIBA in the same condition as when delivered to DAC except for minor packaging damage. Once DAC has delivered any Goods to a common carrier approved by TOSHIBA and such approved carrier takes possession of and verifies in writing that it has received such goods, TOSHIBA shall have the risk of loss, and shall insure and pay for shipment of such Goods. DAC shall make commercially reasonable efforts to package with the intention of preventing loss of TOSHIBA Goods while in transit. Subject to Section 7.5, if any Goods shipped by DAC are returned to DAC for any reason, DAC shall reassume risk of loss or damage beyond the condition such goods are received by DAC once they are redelivered.

      7.3 Except as may be necessary to protect and preserve such Goods with prior approval by TOSHIBA (which notification will be in writing except when exigent circumstances justify oral notification), DAC will not relocate any TOSHIBA-owned Goods to a facility other than the location specified in this Agreement. TOSHIBA will have the right to inspect any substitute facility and reserves the right to refuse to allow the use of any such facility that does not meet the standard requirements of TOSHIBA. In the event of unauthorized movement of to a substitute facility, DAC assumes full responsibility and is liable to reimburse TOSHIBA the value of such Goods (as determined by reference to the value of such Goods at time of consignment to DAC) for any loss due to damage, theft or any infidelity, conversion and/or misappropriation whether or not known to DAC, including loss or shortage disclosed upon taking inventory. In addition, DAC will pay all necessary freight and/or other expenses incurred in replacing such Goods. DAC will notify TOSHIBA promptly of the new location of any Goods which are moved without TOSHIBA's prior authorization.

      7.4 DAC will not alter, modify or change any Goods unless expressly authorized in writing by TOSHIBA. In the event of any unauthorized alteration, modification or change, TOSHIBA will not be liable for any loss, claim, damage or delay caused thereby or arising therefrom and DAC will restore Goods to their original condition before returning them to TOSHIBA or providing them to customers.

      7.5 Subject to [**22**] shrinkage of the merchandise value of the Goods which have been consigned to DAC after DAC has validated the inventory, DAC agrees to manage, control, audit, and secure all Goods to ensure accurate inventory and full accountability of all Goods in its facilities. DAC agrees to tag the Goods physically to identify them as owned by TOSHIBA and return such products to TOSHIBA, distributors or product manufacturers, as determined by mutually agreed to business rules, and segregate them electronically from any Goods that are not owned by TOSHIBA within DAC's facilities.

      7.6 Except as provided in this Section 7.6, TOSHIBA's right and access to all Goods consigned under this Agreement will be unconditional and unrestricted. Any entry by TOSHIBA to DAC's facility for the purpose of reviewing consigned Goods will be in the presence of an authorized DAC employee and during DAC's normal business hours.

      7.7 It is the intent of the parties that this consignment constitutes a true consignment and not a consignment for security. Nonetheless, if this consignment is construed as a consignment for security instead of a true consignment, in order to secure DAC's obligations hereunder, DAC hereby grants to TOSHIBA a security interest and purchase money security interest in all Goods. TOSHIBA may take any action (without notice, presentment, demand, protest, notice of protest or dishonor, notices of acceleration or notice of intent to accelerate, all of which DAC hereby waives) afforded a secured party under the Uniform Commercial Code upon the occurrence of a material violation by DAC of its obligations under this Section 7, and upon such occurrence, all obligations of DAC due to TOSHIBA hereunder shall, upon notice by TOSHIBA, become immediately due and payable; provided, if the violation giving rise to the foregoing remedies is attributable to DAC's insolvency or any bankruptcy related proceeding affecting DAC, all obligations of DAC to TOSHIBA shall automatically become due and payable. DAC agrees to sign financing statements, continuation statements and such other instruments as TOSHIBA may reasonably request to maintain a first priority, perfected security interest in the Goods (if this consignment is construed as a consignment for security instead of a true consignment).

      7.8 Liability for Goods.

            7.8.1 The parties agree that DAC's care, custody, and control ("Care, Custody, and Control") over Goods shall commence when DAC takes possession of such Goods at the DAC facilities and continue until DAC has delivered such Goods to a common carrier approved by TOSHIBA and such approved carrier takes possession of and verifies in writing that it has received such Goods. DAC will not tender Goods valued in excess of $5,000,000 on any one conveyance without prior notification and written approval by TOSHIBA Risk Management.

            7.8.2 DAC shall reconcile all inbound shipments of Goods (except Goods returned from customers) with expected shipments, carrier delivery order, bills of lading and packing lists and shall notify TOSHIBA Transportation Department within 48 hours of product receipt at DAC's facility of any variance in quantity of the Goods received and all observable defects or damages in the Goods. For the purposes of this Agreement, "observable defects" shall mean only those defects plainly and readily visible to the human eye and requiring no technical skills or background to discover upon a visual inspection. DAC shall maintain accurate inventory record counts and record all observable defects in the Goods. DAC will not be liable for concealed or unobservable damage to the Goods and will not be required to open packages solely for the purpose of checking for damage.

            From time to time DAC shall receive Goods that are returned from Program customers. DAC shall make commercially reasonable efforts to document the condition of the cartons and contents upon receipt. TOSHIBA will be responsible to provide DAC with policies and practices to follow in the event of Program returns. Such policies will be in writing and shall be deemed incorporated into this Agreement.

            7.8.3 After adjustment for permissible shrinkage, DAC will be liable for the first [**23**] per occurrence of loss or damage occurring with respect to TOSHIBA-owned Goods under DAC's Care, Custody, and Control. TOSHIBA at its sole option and expense will be responsible to obtain additional inventory insurance to cover any loss above [**23**] for goods under DAC's Care, Custody and Control.

8.    RECORDS, AUDITS AND INSPECTIONS.

      8.1 TOSHIBA reserves the right to audit DAC's facilities once per year in relation to this Agreement to verify performance of services defined herein and/or to perform physical inventory counts or audits of Goods it handles on TOSHIBA's behalf. TOSHIBA will perform said audits during DAC's normal business hours. DAC shall fully cooperate with TOSHIBA employees and representatives in this regard. All of such audits and inspections shall be at TOSHIBA's expense.

      8.2 DAC shall maintain accounting records during the term of this Agreement and for three years thereafter, in a consistent form to substantiate DAC's charges hereunder. TOSHIBA and its designated representatives shall have the right to audit and review DAC's sales and customer credit records and all other records relevant to the calculation of payments pursuant to this Agreement once per year, except with respect to the Variable Fees described in Section
4.3.2 and 4.3.3 and those fees which cannot be disclosed because of contract restrictions, as described in Section 4.3.9, upon reasonable prior notice, during normal business hours, during the term of this Agreement and for one year after completion of this Agreement. All fees and costs incurred by TOSHIBA in connection with any such audit and review shall be paid by TOSHIBA, unless such audit and review reveals that TOSHIBA was overcharged by more than 5% in which event DAC shall reimburse TOSHIBA for the reasonable costs of such audit and review. The foregoing shall not confer any rights for TOSHIBA to obtain or require DAC to disclose third party information to TOSHIBA which DAC has contractually agreed not to disclose.

9.    QUALITY ASSURANCE.

      DAC's quality assurance policy focuses on root cause corrective action and continuous quality improvement concepts and methodology. DAC agrees to manage distribution operations (returns processing) to documented process specifications that meet standard TOSHIBA operational requirements. DAC's sales and administration functions will comply with business rules and process specifications approved by TOSHIBA. DAC agrees to monitor routinely all aspects of the Program to ensure the highest level of quality.

10.   INSURANCE AND STATUTORY OBLIGATIONS.

      DAC shall, at its own expense, maintain during the term of this Agreement or for such periods beyond said Term as specified herein at least the forms and amounts of insurance set forth below.

            (1) Commercial general liability insurance, including contractual liability under DAC's indemnification, for bodily injury and property damage at limits of $1,000,000 per occurrence and $1,000,000 in the aggregate.

            (2) Worker's compensation insurance in such amounts as required by applicable law. Said worker's compensation policy shall contain an alternate employer endorsement in favor of TOSHIBA and shall include a Waiver of Subrogation. Employer's liability insurance in the amount of not less than $500,000 per accident, $500,000 per policy limit, and $500,000 for each employee.

            (3) Automobile liability for all motor vehicles, whether owned, non-owned or hired by DAC or its employees or subcontractors, with a combined single limit of $2,000,000 per occurrence for bodily injury and property damage.

            (4) Fidelity bond or crime policy covering DAC's employees in the amount of $2,000,000 per occurrence. Said bond or policy will be endorsed to cover employees leased by DAC.

            (5) Excess liability insurance in the amount of $1,000,000 per occurrence to cover claims covered by commercial general liability, automobile liability, and employers' liability insurance that extend above the liability levels set forth above.

            (6) Business Personal Property of TOSHIBA in the amount of $10,000,000 per occurrence.

            (7) DAC will submit to TOSHIBA Procurement Department "Certificates of Insurance" evidencing coverage requirements of this Section 10.

            (8) DAC will effect all insurance by valid and enforceable policies issued by insurer(s) of responsibility and authorized to do business in the appropriate jurisdiction, which insurer(s) will have a Best's rating of not less than A VII.

            (9) DAC will cause the insurance, except for the insurance provided for in paragraph (ii) above, to be endorsed and name TOSHIBA, its officers, directors, and employees an additional insured as their interest may appear.

            (10) All insurance maintained by DAC may be carried under blanket policies.

            (11) DAC will cause the insurance to be subject to provisions to the effect that the coverage contained therein will not be suspended, voided, canceled, reduced in coverage limits, or materially changed without first providing 30 days prior written notice from the insurance agent or broker to TOSHIBA.

            (12) With any proposed change to or replacement of any required insurance coverage, an amended Certificate of Insurance relating to such changed or replacement insurance coverage will be delivered by DAC to TOSHIBA at least 30 days prior to the effective date of such change or replacement.

            (13) Subject to Section 7.8.3, DAC shall keep the consigned Goods insured at the full market value thereof, less any deductible, against damage, destruction and loss of every kind while the Goods are in DAC's possession.

11.   WARRANTIES.

      11.1 TOSHIBA Products which have been sold through the Program on behalf of TOSHIBA will be warranted by TOSHIBA in accordance with the end user warranty documentation packaged within the TOSHIBA Products. DAC shall have sole responsibility for any representations or warranty it makes to a customer to the extent it differs from TOSHIBA's written end-user warranty documentation or directions from TOSHIBA Authorized Signers.

      11.2 Products not manufactured by TOSHIBA, yet sold as a part of the Program, will be warranted by the manufacturer in accordance with each manufacturer's published coverage. Neither TOSHIBA nor DAC shall be required to respond to requests for service with respect to such products other than to provide specific telephone numbers for the Program customers to call.

      11.3 DAC warrants that the Program services will be performed in accordance with Exhibit A and consistent with the highest professional standards.

      11.4 DAC represents and warrants that it is the owner of the MAX system or otherwise has the right to grant to TOSHIBA the access set forth in this Agreement without violating any rights of any third party, and there is currently no actual or threatened suit by any such third party based on an alleged violation of such right by DAC. DAC will provide TOSHIBA at no additional charge with standard maintenance and support for MAX, including new releases, updates, changes, modifications and/or enhancements which DAC elects to incorporate into and make a part of MAX and which DAC elects to make available to its general customer base.

      11.5 DAC warrants that the MAX software will meet the specifications of the Program as described in Exhibit A. If the MAX software fails to meet the foregoing warranty, DAC will at its option repair or replace such products or provide corrective services at its own expense. The parties shall also negotiate in good faith an operational warranty/performance metric for the MAX software, including a penalty for failure to meet the warranty/metric. In the event the parties cannot mutually agree upon the terms of such warranty/metric and penalty within fifteen (15) days after the Effective Date, TOSHIBA may, in its sole discretion, extend the time for such negotiations or terminate this Agreement without further liability.

      11.6 TOSHIBA MAKES NO WARRANTIES TO DAC WITH RESPECT TO TOSHIBA PRODUCTS OR THIRD PARTY PRODUCTS SOLD THROUGH THE PROGRAM. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY DAC OR TOSHIBA INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. TOSHIBA AND DAC EXPRESSLY DISCLAIM ANY WARRANTIES NOT STATED OR REFERRED TO HEREIN.

12.   DEFAULT AND TERMINATION.

      12.1 Default. DAC shall be considered in default of this Agreement if work peformed by DAC fails in any material way to conform to the requirements of this Agreement, in which case TOSHIBA may at its option (i) request DAC to re-perform such work at no additional charge to TOSHIBA , (ii) request a refund of time paid for unacceptable work or free future hours mutually agreed upon between DAC and TOSHIBA, or (iii) declare that such failure is an Event of Default as defined in Section 3.4.

      12.2 Termination for Cause. TOSHIBA may terminate this Agreement upon an Event of Default, for cause, by giving DAC 60 days written notice, provided that TOSHIBA may immediately terminate this Agreement if an Event of Default, as defined in Section 3.4(b), occurs to DAC or Parent. DAC may terminate this Agreement upon material breach by TOSHIBA, for cause, by giving TOSHIBA 60 days written notice. During the notice period, the terminating party shall give, if it has not already done so, the other party reasonable opportunity to cure its deficiencies in meeting its obligations under the Agreement. If a prior cure period was not previously provided and the breaching party is able to cure its deficiencies to the reasonable satisfaction of the terminating party, the Agreement shall continue in effect as if no notice was given.

      12.3 Termination After a Change in Control. TOSHIBA may terminate this Agreement after a Change in Control by giving DAC 45 days written notice.

      12.4 Reimbursement upon Termination. TOSHIBA makes no guarantees, express or implied, regarding the profitability of any business that DAC may expect from TOSHIBA as a result of this Agreement. Upon the expiration or termination of the Program, DAC shall, at the request of TOSHIBA, assign to TOSHIBA, and TOSHIBA may assume any leases of personal property made on behalf of the Program. Unless this Agreement is terminated for Cause pursuant to Section 12.2, upon the expiration or termination of this Agreement, TOSHIBA shall reimburse DAC for all non-depreciated capital expenditures made on behalf of the Program, and to the extent contemplated in Section 4.2.1, shall pay and indemnify DAC against all real and personal property leases incurred in connection with the Program. Upon such assumption and reimbursement all leased or owned personal property with respect to which such payments were made shall become the property of TOSHIBA. If TOSHIBA decides to dispose of any of such property, DAC shall be given the opportunity to participate as a potential buyer in connection with any such sale, but TOSHIBA shall not be obligated to give DAC any preference in connection with any such sale.

13.   FORCE MAJEURE.

      Neither party shall be liable or responsible for any failure to comply with any provision of this Agreement to the extent any such failure is caused directly or indirectly by fire; earthquake; natural disaster; adverse weather conditions; strike, union, or other labor problems; war (whether or not declared); riot; insurrection; government restrictions; or other acts or other causes beyond the control of or without fault on the part of such party; provided, however, that the performance of a party shall not be excused as a result of a lack of financial resources or strike, union, or other labor problems occurring with respect to its own employees or work force. Upon the occurrence of any event of the type referred to herein, such party shall give prompt notice thereof to the other party, together with a description of such event and the duration for which such party expects its ability to comply with the provisions of this Agreement to be affected thereby. Such party shall thereafter devote its reasonable best efforts to remedy, to the extent possible, the condition giving rise to such event and to resume performance of its obligations hereunder as promptly as possible. In the event an event of the type referred to herein prevents performance of a party's obligations for more than 45 days then the other party may immediately terminate this Agreement without future liability.

14.   GENERAL INDEMNIFICATION

      DAC and TOSHIBA shall defend, indemnify and hold harmless, the other and its employees, officers, directors and agents from and against all fines, suits, proceedings, claims, demands, debts, obligations, liabilities or actions of any kind by anyone (including reasonable attorneys' fees and costs) allegedly arising from or connected with (i) violations by the indemnifying party of any law, ordinance, rule or regulation of the United States or any state or city or other governmental body, (ii) the indemnifying party's actions or omissions in connection with this Agreement, (iii) any breach of a representation or warranty by or any breach or default in the performance of any obligation of the indemnifying party under the provisions of this Agreement, (iv) the negligence of the indemnifying party, (v) the activities or operations of the indemnifying party, its employees, officers, directors or agents, while it or any of them are performing the indemnifying party's obligations under this

Agreement, and (vi) the employment relationship (including the termination thereof) between DAC or TOSHIBA and any of its employees.

15.   LIMITATION OF LIABILITY.

      EXCEPT FOR A BREACH OF SECTION 18 BELOW, IN NO EVENT WILL EITHER PARTY BY LIABLE FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL (INCLUDING LOST SALES OR LOST PROFITS), TO ANYONE ARISING OUT OF THIS AGREEMENT OR THE USE OF THE GOODS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, THE OPERATION OF THIS LIMITATION SHALL NOT IMPEDE OR OTHERWISE LIMIT EITHER PARTY'S PERFORMANCE OF THE THIRD PARTY INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTIONS 14 AND 17 HEREOF.

16.   TRADEMARKS AND RELATED MATTERS.

      16.1 TOSHIBA will furnish DAC with the TOSHIBA guidelines for the use of its trademarks or trade names in connection with this Agreement. The TOSHIBA Corporate Communications Department shall be the sole source for DAC of TOSHIBA logo artwork. No other source will be considered approved pursuant to this Agreement.

      16.2 DAC is authorized to use the TOSHIBA logo and trademark only to the extent necessary to meet the required Program service specifications and only in accordance with TOSHIBA's guidelines. No other rights with respect to the trademarks, service marks, trade names or brand names of either TOSHIBA or DAC are conferred on the other party, either expressly or by implication, by this Agreement.

      16.3 TOSHIBA and DAC recognize the other party's ownership of and title to its respective trademarks, service marks, trade names and brand names, and the goodwill attaching thereto, and agrees that any goodwill which accrues because of the other party's use of the trademarks, service marks, trade names or brand names, or because of any other activity involving the promotion of the other party's products or services, will vest in and become the property of the owner. Each party agrees not to contest or take any action to contest the other party's trademarks, service marks or trade names or to use, employ or attempt to register any trademark, service mark or trade name which is confusingly or deceptively similar to the other party's trademarks, service marks or trade names.

      16.4 Permission granted relative to the trademarks, service marks, trade names or brand names of the other party shall terminate with the expiration or termination of this Agreement. Both parties immediately shall cease approved use of the trademarks, service marks, trade names and brand names of the other party upon expiration or termination of this Agreement.

17.   DEFENSE OF INTELLECTUAL PROPERTY CLAIMS.

      Without limiting the generality of Section 14, TOSHIBA will defend, indemnify and hold harmless DAC against a claim that TOSHIBA Products or TOSHIBA Materials infringe any United States intellectual property rights of a third party, including any patent or copyright, and will pay resulting costs, damages and attorneys' fees finally awarded by a court, provided that (i) DAC promptly notifies TOSHIBA in writing of the claim; (ii) TOSHIBA has sole control of the defense and all related settlement discussions; and (iii) DAC cooperates with TOSHIBA, at TOSHIBA's expense, in the defense of such claim.

      If the TOSHIBA Products or TOSHIBA Materials or the operation thereof become, or in the opinion of TOSHIBA are likely to become, the subject of such a claim, DAC will permit TOSHIBA, at the sole option and expense of TOSHIBA, either to procure the right for DAC to continue marketing and selling the TOSHIBA Products or to replace or modify them so that they become non-infringing. If neither of the foregoing alternatives is available on terms which are reasonable, in the sole judgment of TOSHIBA, DAC will return the TOSHIBA Products upon written request by TOSHIBA, at TOSHIBA's expense.

      TOSHIBA shall have no liability for any claim to the extent it is based upon the combination, operation or use of any TOSHIBA Product supplied hereunder with equipment, data or programming not supplied by TOSHIBA, or based upon any alteration or modification of TOSHIBA Products.

      Without limiting the generality of Section 14, DAC will defend, indemnify and hold harmless TOSHIBA against any claim that (a) the MAX system, (b) all other software and tools owned, developed or otherwise used by DAC in connection with performing the Program services, and (c) any work product delivered to TOSHIBA (except for text, pictures, sound, graphics, video and other data supplied by TOSHIBA and integrated into the work product) in connection with the Accessories Website, infringes on any patent, copyright, trademark, trade secret or other intellectual property right, including without limitation business process patents that may include MAX as part of a business software solution, and will pay resulting costs, damages, and attorney's fees finally awarded by a court, provided that (i) TOSHIBA promptly notifies DAC in writing of the claim;
(ii) DAC has sole control of the defense and all related settlement discussions; and (iii) TOSHIBA cooperates with DAC, at DAC's expense, in the defense of such claims.

      If any of the foregoing is likely to become, the subject of such a claim, TOSHIBA will permit DAC, at the sole option and expense of DAC, either to procure the right for TOSHIBA to continue using such items, or to replace or modify the items so that it becomes non-infringing. If neither of the foregoing alternatives is available on terms which are reasonable, in the sole judgment of TOSHIBA, TOSHIBA may terminate this Agreement without further liability.

      DAC shall have no liability for any claim to the extent it is based upon the combination, operation or use of the MAX system or any of the other foregoing items by TOSHIBA with any other software except for software which is contemplated for use in connection with the Program, or based upon any alteration or modification of the MAX system or any of the other foregoing items that has not been authorized in writing by DAC.

      THE FOREGOING STATES THE ENTIRE OBLIGATION OF BOTH PARTIES WITH RESPECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS.

18.   CONFIDENTIAL INFORMATION.

      18.1 Generally, each of the parties understands that, during the term of this Agreement, it will encounter certain confidential and proprietary information belonging to the other party. TOSHIBA's information will relate primarily to its customer list and sales databases, as developed and expanded pursuant to this Agreement, products, pricing, and manufacturing techniques and arrangements. DAC's information, on the other hand, will be in the nature of its electronic fulfillment system, processes and related business rules, software, and specific manuals and instructions to its employees relating to its direct sales and related operations, including without limitation modifications to such software, manuals and instructions during the term of this Agreement.

      18.2 DAC acknowledges that the confidential information, including without limitation, customer lists, customer data and database information, information about products, and patented and copyrighted materials, owned, licensed or developed by TOSHIBA, whether or not registered, published, confidential or suitable for registration or copyright, and the goodwill associated with them, are and shall remain the sole and exclusive property of TOSHIBA, and that all of the foregoing made available to DAC are provided or revealed to DAC in trust and confidence. All information and knowledge about TOSHIBA and its products, services, standards, specifications, and pricing, which are not in the public domain, previously known by DAC or generally known in the industry, and such other information and material as TOSHIBA may designate as confidential, shall be deemed confidential for purposes of this Agreement. DAC agrees to keep all such information confidential and to use it only for the purposes authorized by TOSHIBA. DAC agrees that during and after the termination of this Agreement neither DAC nor any of its agents or employees shall copy or disclose to any other person, or use for any purpose other than as contemplated by this Agreement, any confidential information received from TOSHIBA. Without limiting the generality of the foregoing, DAC acknowledges that all of TOSHIBA's customer data and database information is considered confidential and proprietary to TOSHIBA and will not be shared with, or otherwise used by, any other Insight Enterprises, Inc. company, DAC program or other entity.

      18.3 TOSHIBA acknowledges that the manuals, instructions, software, electronic fulfillment system, processes and related business rules, and copyrighted materials, owned, licensed or developed by DAC, whether or not registered, published, confidential or suitable for registration or copyright, and the goodwill associated with them, are and shall remain the sole and exclusive property of DAC, and that all of the foregoing made available to TOSHIBA are provided or revealed to TOSHIBA in trust and confidence. All information and knowledge about DAC and its procedures, techniques, sales methods and employee lists, which are not in the public domain or generally known in the industry, and such other information and material as DAC may designate as confidential, shall be deemed confidential for purposes of this Agreement. TOSHIBA agrees to keep all such information confidential and to use it only for the purposes authorized by DAC. TOSHIBA agrees that during and after the termination of this Agreement neither TOSHIBA nor any of its agents or employees shall copy or disclose to any other person, or use for any purpose other than as contemplated by this Agreement, any confidential information received from DAC.

      18.4 Either party may disclose confidential information to the other either orally or in writing (including graphic material). When disclosed in writing, the information shall be labeled "Confidential." When disclosed orally, such information shall be identified as "Confidential" at the time of disclosure. The party receiving any such oral information agrees to label clearly "Confidential" all information reduced by it to writing as a result of such oral disclosures.

      18.5 The parties acknowledge that by disclosing confidential information to each other, they are not thereby granting any express, implied, or other license or right to the disclosee under any patents or copyrights of the disclosing party.

      18.6 Each party shall disclose the confidential information of the other only to its employees or subcontractors having a specific need-to-know such information for purposes related to the Program, and shall segregate such information at all times from the confidential material of others so as to prevent any commingling thereof. Generally, each party shall protect the confidential information of the other party to the same extent it protects its own confidential information, but in no event with less than a reasonable degree of care.

      18.7 For a period of three years from the date of disclosure or receipt, each party agrees to hold all the confidential information of the other in trust and confidence for the other party and not to use such confidential information other than for the benefit of the owner thereof, or make copies of such confidential information without the permission of the other party. Upon termination or expiration of this Agreement, each party shall return to the other or destroy all written or descriptive matter, including drawings, blueprints, manuals, descriptions, instructions, or other papers, documents, tapes, disks or any other media which contain any such confidential information of the other party.

      18.8 Anything herein to the contrary notwithstanding, DAC may not solicit TOSHIBA's customers for any purpose other than to fulfill its duties and responsibilities hereunder. If a TOSHIBA customer contacts DAC directly and requests additional services or information from DAC regarding products which are not the subject matter of this Agreement, DAC may communicate with such customer regarding such request. DAC or any of its affiliates may also contact or solicit any customer who is also a customer of TOSHIBA so long as such customer has been acquired as a customer or otherwise identified by DAC or any of its affiliates independently of this Agreement.

      18.9 Anything herein to the contrary notwithstanding, each party agrees that, without the express consent of the other party it will not solicit or endeavor to entice away from the other party any employee except with the express written consent of the other party. [**24**]

      18.10 Without limiting the generality of Section 22, the terms and conditions of this Section 18 shall survive the expiration or termination of this Agreement for any reason.

19.   PUBLICITY.

      Each of the parties agrees that it will not make any public statement regarding this Agreement or the Program without the written approval of the other party, which approval shall not be unreasonably withheld. Notwithstanding any other provisions of this Agreement, neither party shall have the right to use the other party's trademarks, service marks, trade names or brand names in connection with any service, product, promotion, advertisement or publication without prior written approval of the other party.

20.   NOTICES AND APPROVALS.

      20.1 Notices. All notices, demands and requests required or permitted by this Agreement shall be in writing and, except as otherwise provided herein, shall be deemed to have been given for all purposes (i) upon personal delivery,
(ii) one day after being sent, when sent by professional overnight courier service from and to locations within the continental United States, (iii) five days after posting when sent by United States registered or certified mail, with postage paid, (iv) on the date of transmission when sent by confirmed facsimile, or (v) at the time of a confirming e-mail from the receiving party, which acknowledges an e-mail notice or request; if directed to the person or entity to which notice is to be given at his or its address set forth in this Section or at any other address such person or entity has designated by notice.

      Address for TOSHIBA:    Toshiba America Information Systems, Inc.
                              9740 Irvine Blvd.
                              Irvine, CA 92618
                              Attention: CSG Executive Vice President

      With a copies to:       Legal Department
                              Paul Bruce, Director Inside Sales
                              Paul Vollenweider, VP Logistics
                              Toshiba America Information Systems, Inc.
                              9740 Irvine Blvd.
                              Irvine, CA 92618

      Address for DAC:        DAC Corporation
                              Attn: President
                              8123 S. Hardy
                              Tempe, Arizona 85284
                              Fax: 602-902-5920
                              E-Mail: tsmith@direct-alliance.com

      With copies to:         Insight Enterprises, Inc.
                              Attn: Chief Financial Officer
                              1305 West Auto Drive
                              Tempe, Arizona 85284
                              Fax: 602-350-1141
                              E-Mail: slaybourne@insight.com

                              Quarles & Brady LLP
                              Attn: P. Robert Moya
                              One East Camelback Road, Suite 400
                              Phoenix, Arizona 85012
                              Fax: 602-230-5598
                              E-Mail: PRMoya@Quarles.com

      20.2 Approvals. Approvals by or binding on TOSHIBA shall be effective only when given in writing by one of the TOSHIBA Authorized Signers:

            Paul Vollenweider
            Nick Roberts
            Andy Bass

21.   GENERAL.

      21.1 Waiver. The failure of either party to insist on strict performance of any term or condition hereof or to exercise any option contained herein, shall not be construed as a waiver of that party's right to enforce that term of condition in the future or any other term or condition of this Agreement in any other instance.

      21.2 Assignment. Except as provided in this Section, neither party may assign (by operation of law or otherwise) this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, and any attempt to do so without prior written approval shall be void. Notwithstanding the foregoing, TOSHIBA may assign this Agreement to an online commerce subsidiary or affiliate at any time upon thirty (30) days written notice to DAC.

      21.3 Attachments. All Exhibits, Attachments and Schedules to this Agreement are incorporated herein by this reference as though fully set forth herein. If there is any conflict, contradiction or ambiguity between the terms and conditions in this Agreement and any of its Exhibits or Schedules, the terms of this Agreement shall prevail.

         21.4 Entire Agreement/Amendment. This Agreement contains the entire agreement of the parties with respect to its subject matter and shall supersede all prior and contemporaneous agreements and understandings between the parties respecting the subject matter hereof. This Agreement may not be changed or terminated orally by or on behalf of any party. Additionally, except to the extent required by law, including by any governmental agency regulating the sale of securities, and except for disclosures to a party's employees, attorneys or accountants, on a need-to-know basis, neither party shall disclose the terms and conditions of this Agreement without the prior written consent of the other.

         21.5 Legal Determination. This Agreement shall be construed and enforced, and the legal relations between the parties hereto shall be determined, in accordance with the laws of the state of California, without reference to its conflict of laws principles.

         21.6 Captions, Construction and Interpretations. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party. The Section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement in any way. When used without definition the words "Section," "paragraph" or "Exhibit" refer to such portions of, or addenda to, this Agreement. All terms used in one number or gender shall be construed to include any other number or gender as the context may require. The parties agree that each party has reviewed this Agreement and has had the opportunity to have counsel review the same and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendment or any exhibits thereto. Whenever the words "include," "includes," or "including" are used in the Agreement, including any Exhibits or other addenda hereto, they shall be deemed to be followed by the words "without limitation."

         21.7 Independent Entities. TOSHIBA and DAC each have separate and independent rights under this Agreement. Nothing contained herein shall be construed as creating, forming, constituting or implying any agency relationship, partnership, joint venture, merger or consolidation of TOSHIBA or DAC for any purpose or in any respect.

         21.8 Continuing Cooperation. Each party to this Agreement shall be obligated hereunder to perform such other and further acts, including without limitation the execution of any documents which are reasonable and may be necessary or convenient in carrying out the purpose and intent of this Agreement.

         21.9 Severability. If a court of competent jurisdiction makes a final determination that any term or provision hereof is invalid or unenforceable, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, (i) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and (ii) the remaining terms and provisions hereof shall be unimpaired.

         21.10 Remedies Cumulative. Every right or remedy in this Agreement conferred upon or reserved to the parties will be cumulative and will be in addition to every right or remedy now or hereafter existing at law or in equity, and the pursuit of any right or remedy will not be construed as an election.

         21.11 Sections that Survive. If this Agreement is terminated in accordance with the terms of Section 12, Termination, the following Sections will survive and remain in full force and will not thereby be terminated:

                           11.      Warranties
                           14.      Indemnification
                           15.      Limitation of Liability
                           17.      Defense of Intellectual Property Claims
                           18.      Confidential Information
                           19.      Publicity
                           20.      Notices and Approvals
                           21.      General

         21.12 Export Laws. Both parties agree, in all activities under this Agreement, to conform to and abide by the export laws and regulations of the United States including the Export Administration Act of 1979 as amended and its implementing regulations.

         21.13 Exhibits. The Program will also comply with the terms and conditions set forth in each Exhibit, Attachment and Schedule to this Agreement, including the following:

                  Exhibit A         PROGRAM DESCRIPTION
                  Exhibit B         MONTHLY ALLOCATED FEES
                  Exhibit C         ROGRAM METRICS
                  Exhibit D         PROGRAM REQUISITION FORM
                  Exhibit E         PERSONNEL REQUISITION FORM
                  Exhibit F         FINANCE REQUIREMENTS
                  Exhibit G         SUMMARY REPORT REQUIREMENTS DOCUMENT
                  Exhibit H         PROGRAM BUSINESS RULES

         21.14 Binding Effect; Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         21.15 Authorizations and Signatures. By signing below, each party represents that this Agreement has been duly authorized and constitutes an Agreement by which it is bound.

         21.16 Counterparts and Facsimile Signatures. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Agreement may be executed by either or both parties by either manual or facsimile signatures.

         21.17 No Disparagement. Each of the parties agrees that it will not make any disparaging or derogatory remarks, whether oral or written, about the other party, or its affiliates, products or services, and agrees to instruct its employees to behave in the same manner.

22.      PARENT OBLIGATIONS.

         Performance Assurance. Parent hereby agrees to ensure the performance by DAC of its obligations under this Agreement and Parent further agrees to be jointly and severally liable for any claims against DAC or its employees, officers, directors or agents in connection with DAC's obligations under this Agreement.

TOSHIBA AMERICA INFORMATION SYSTEMS, INC.

By:      /s/ Joseph Formichelli
   -------------------------------------------------------

Printed Name:  Joseph Formichelli
Title:               Executive Vice President, CSG

Date of Signature:
                  ----------------------------------------


DIRECT ALLIANCE CORPORATION

By:      /s/ Tony M. Smith
   -------------------------------------------------------
Printed Name:  Tony M. Smith
Title:               President

Date of Signature:
                  ----------------------------------------


Parent acknowledges its obligations and liability as stated in Section 22 by signing below.

INSIGHT ENTERPRISES, INC.

By:      /s/ Stanley Laybourne
   -------------------------------------------------------

Printed Name:  Stanley Laybourne
Title:             CFO

Date of Signature:         7/7/00
                  ----------------------------------------

                                    EXHIBIT A

                               PROGRAM DESCRIPTION

All terms used herein but not defined shall have the meanings given such terms in the Program Services Agreement among DAC, Parent and TOSHIBA.

A 1.0    OVERVIEW OF THE PROGRAM

         It is anticipated that the Program, as described in detail below, will involve the sale of TOSHIBA notebook and desktop computers and server SKU's to end-users, SOHO, and small-to medium sized businesses.

A 2.0    [This Section Intentionally Left Blank]

A 3.0    BASIC CONCEPTS OF THE PROGRAM

         3.1 Geographical Scope. Initial program sales are limited to the United States.

         3.2 Business Rules. Program sales shall be governed by the terms of the Agreement and business rules established by TOSHIBA.

         3.3 Product Offering and Pricing. Program product offering and pricing shall be determined solely by TOSHIBA.

         3.4 Program Metrics. The Program will be subject to the Program Metrics described in Exhibit C, which may not be modified without the written consent of both parties.

A 4.0    PROGRAM SERVICES AND RESPONSIBILITIES

         The services and responsibilities of DAC described in this Section A4.0 will be provided or managed by DAC, subject to personnel requisition and program requisition approval by TOSHIBA. Additionally, the parties understand that there will be a ramp-up period and that all of these services may not be available at the time the Program commences.

         4.1      Marketing.

                  4.1.1 Program Marketing. TOSHIBA will be responsible for all Program marketing. However, from time to time, DAC may provide some marketing services, including database consulting, catalog design, and catalog printing, at TOSHIBA's request.

                  4.1.2 Marketing Materials. TOSHIBA will furnish to DAC all marketing materials not developed by DAC that are appropriate in support of the program. Additionally, TOSHIBA agrees to provide continual updates to DAC regarding any and all marketing activity associated with the Program.

         4.2      Sales.

                  4.2.1 Inbound telesales. DAC will assemble a dedicated sales staff to respond to customer sales inquiries from the TOSHIBA Direct demand generation vehicles. All calls will be answered or presented as "TOSHIBA Direct" or another Program name selected by TOSHIBA.

                  4.2.2 Outbound telesales. Outbound calling efforts will focus on increasing system sales to existing TOSHIBA Direct business customers, acquiring new business customers and maintaining customer communications. DAC will manage all facets of the outbound telesales program.

                  4.2.3 Electronic commerce and order processing. DAC will provide linkage satisfactory to TOSHIBA from TOSHIBA's World Wide Web site, including the Accessories Website, to DAC's MAX operating system. DAC will provide electronic inventory information for selected EDI Partners as well as DAC's own warehouse to the extent appropriate.

                  4.2.4 Sales management. DAC will provide a dedicated Director of Sales and approximately one sales manager to manage the Program sales process for each 10 to 12 sales representatives.

                  4.2.5 Open order/backlog management. Utilizing the MAX system, dedicated Program personnel will perform a daily review of open orders and take appropriate action to expedite shipment of customer orders.

                  4.2.6 Quote management. DAC will manage all open quotes in with the goal of maximizing the Program close ratio and overall Program revenue.

         4.3 Customer service. DAC will provide customer service with the goal of ensuring the timely and satisfactory resolution of all Program customer concerns.

                  4.3.1 Order status. DAC systems will provide order status in the following areas:
                           -Order processing/shipping/invoicing
                           -Integration (to the extent provided by TOSHIBA or
                            its Partners)
                           -Federal Express delivery status
                           -Return merchandise status
                           -Detailed customer history

                  4.3.2 FTC regulation management. DAC's systems will provide for online management of FTC Mail and Telephone Order Rule requirements for all applicable orders that do not meet customer quoted ship dates (CQSD). This includes providing formal notices to customers when the CQSD will not be met and proactively outbound calling customers should the CQSD expire. All sales representatives will be trained to maintain compliance with FTC requirements. DAC will maintain compliance with new FTC rules relating to its performance under this Agreement including amendments to the Telephone Order Rule.

         4.4 Fulfillment. TOSHIBA at its sole option may elect to engage with DAC for Program fulfillment. Such service will be executed using DAC's proprietary EDI direct ship capabilities to fulfill orders via selected partners through DAC's distribution operations. Packing slips will reference the Program name to promote the desired seamless customer environment.

                  4.4.1 Dedicated facilities. DAC will provide dedicated facility areas for warehousing of TOSHIBA Products where appropriate.

                  4.4.2 Inventory management. DAC will provide complete inventory management functions when inventory is carried in a DAC distribution center. These functions include automated receiving, stocking, and cycle counting using bar code technology in conjunction with RF (radio frequency) capabilities and proprietary inventory management systems.

                  4.4.3 TOSHIBA Products stored in DAC Distribution Center. TOSHIBA may provide TOSHIBA Products on a consigned basis. All TOSHIBA Products provided by TOSHIBA shall contain bar codes located on the exterior of the carton and shall reference the SKU and where applicable the serial number of the unit. TOSHIBA shall be responsible for all supply management and product-line management associated with TOSHIBA Products. These functions include demand forecasting, purchase order generation, scheduling and rescheduling, ensuring timely delivery of TOSHIBA Products and providing accurate lead-time information and stock rotation management.

                  4.4.4 Third party Program products. DAC will provide to TOSHIBA access via EDI to third-party products approved by, but not carried by, TOSHIBA. DAC is responsible for all supply management and product line management associated with third party Program products. These functions include purchase order generation, scheduling and rescheduling, maximizing timely delivery of third-party products, providing available lead-time information and stock rotation management.

                  4.4.5 Supply management. DAC will provide supply management (purchasing) support utilizing DAC's proprietary information systems to manage Program inventory availability and status.

                  4.4.6 Pick-Pack-Ship. DAC will provide its proprietary distribution management systems to facilitate returns processing. Picking, invoicing, and shipment of replacement orders will be the responsibility of third-party distributors selected by TOSHIBA.

                  4.4.7 Serial number tracking. Where available from distributors, serial numbers of identified SKU's will be tracked on a unit-by-unit basis as products are shipped out to customers. Information pertaining to serial numbers will be stored within the information system to allow access for technical support validation and returns process management.

                  4.4.8 Packing slip/invoices. To encourage the seamless structure of the Program a packing slip bearing the Program name will accompany each shipment.

                  4.4.9 FedEx PowerShip system. Online delivery information will be provided to sales representatives through the MAX operating system. The MAX system receives continuous delivery information from the FedEx PowerShip system.

                  4.4.10   Program Freight.

                           4.4.10.1 Inbound freight routing and associated costs
for TOSHIBA Products shall be the responsibility of TOSHIBA.

                           4.4.10.2 Inbound freight routing for third party
products shall be the responsibility of DAC. TOSHIBA shall be billed for all inbound freight costs that are not included in the cost of third-party products, at the cost determined in the manner set forth in Section 4.3.6.

                           4.4.10.3 Inbound freight for all customer orders
shall be the responsibility of TOSHIBA. Outbound freight may be billed to a DAC freight account specifically set up for the Program and later billed by DAC to TOSHIBA, at the cost determined in the manner set forth in Sections 4.3.1 and 4.3.6.

                           4.4.10.4 All freight revenue associated with Program
sales shall belong to TOSHIBA.

                           4.4.10.5 All freight expense associated with customer
returns (where permitted by TOSHIBA policy or specifically authorized by TOSHIBA) shall be the responsibility of TOSHIBA. Customer returns freight may be billed to a DAC freight account specifically set up for the Program and later billed by DAC to TOSHIBA at cost.

                           4.4.10.6 All freight expense associated with TOSHIBA
Products or third-party product returns to TOSHIBA, its affiliates, or third party suppliers, shall be the responsibility of TOSHIBA. Supplier returns freight may be billed to a DAC freight account and later billed by DAC to TOSHIBA at cost.

         4.5 Integration. Program integration services will be performed by TOSHIBA or its designee. DAC will communicate integration requirements to the designated party by EDI.

         4.6 Technical Support. DAC will provide basic presale technical support to facilitate product sales, subject to product training and/or product information provided by TOSHIBA. Sales personnel will be trained and capable of supporting customers' needs for basic questions associated with the sales process. TOSHIBA or another vendor shall be responsible for all post-sale Program technical support and such services are not included in the Program.

         4.7      Returns Processing.

                  4.7.1 Returns Authorization. DAC will provide returns management services utilizing DAC's proprietary information systems to verify and authorize the return of Program Goods. The process will be managed according to policies and procedures provided by TOSHIBA from time to time on 30 days written notice. The return policy may be changed at TOSHIBA's request; however, any requested changes may result in additional costs that must be paid by TOSHIBA.

                  4.7.2 Customer Returns. Customer returns may be accepted in accordance with the returns policy. Customer returns will be processed on a daily basis as received, resulting in repair, credit or replacement of products for the customer.

                  4.7.3 Supplier Returns. All customer returns will be returned to the supplier of record. Supplier returns will be managed per supplier specifications.

                  4.7.4 Out-of-Policy Returns. DAC will accept out-of-policy returns only when approved by TOSHIBA on a case-by-case basis. As is the case with all returns, TOSHIBA assumes full financial responsibility for all such out-of-policy returns.

                  4.7.5 Responsibility for Returns. All product returns will be the responsibility of TOSHIBA. This includes TOSHIBA Products and third-party products. DAC will make reasonable efforts to return third-party products to suppliers, but TOSHIBA will assume all responsibility for products returned including integrated third party products (i.e., third-party products that are installed into a TOSHIBA computer). This responsibility extends to the loss in value to any and all TOSHIBA and third-party products.

         4.8 Information Services. DAC and TOSHIBA agree to negotiate Information Management ("IM") and technical infrastructure specifics and any associated costs which will be added to the TOSHIBA Business Rules or Program Requirements, including the following technical areas:

                  -Service level agreements for specific DAC services -Disaster recovery infrastructure requirements to uphold service level agreements
                  -Knowledge of transfer requirements from DAC to TOSHIBA if specified or all service responsibilities are transferred to TOSHIBA or its designated agent
                  -Other IM or technical requirements as discovered

Until the parties agree to such requirements, DAC agrees to use commercially reasonable efforts to provide IM and technical services to the reasonable satisfaction of TOSHIBA .

                  4.8.1 Program Software. DAC will provide its "MAX Business Operating System" software package to operate the Program.

                  4.8.2 Program Hardware. DAC will provide a telecommunications system that will manage inbound and outbound customer calls within the DAC facilities. This includes basic IVR management capabilities for call processing, voice mail capability and data collection/reporting. This does not include any special features such as sophisticated IVR or CTI applications. DAC will provide all networking hardware associated with DAC facilities. Notwithstanding other Sections of this contract, TOSHIBA is responsible for hardware associated with TSR workstation computers and hardware and software related to remote system access.

                  4.8.3 Electronic Mail Communication. DAC will provide access for customers to place orders and communicate via electronic mail, subject to TOSHIBA providing or approving a program e-mail address.

                  4.8.4 Credit Card Address Verification/Authorization. DAC will provide its online address verification and transaction authorization to facilitate order processing and customer satisfaction.

                  4.8.5 System Access. DAC will provide realtime, online access to the Program information database via the business management system software. TOSHIBA will be responsible for the PC's and other hardware and software required to achieve the link to DAC's system.

                  4.8.6 EDI Capabilities. As provided in Section A4.0, DAC will be "EDI ready" to perform business functions via EDI transmissions.

                  4.8.7 Telephony. TOSHIBA will pay for local, 800 number and V.A.N. services supplied by DAC, including long-distance charges, for use in conjunction with the Program. The Program will be menu driven with touchtone selections for business/end user sales and customer service, providing an expedited answer for the customer. Other services may be added to Program touchtone menus at the request of TOSHIBA.

         4.9      World Wide Web.

                  4.9.1 DAC will provide "Back-End" functionality for a World Wide Web Site that will be created and maintained by TOSHIBA. Additionally, the Program Web Site will offer secured order entry and inquiry capabilities. DAC will administer all orders, requests and inquiries generated thereby.

                  4.9.2 DAC will provide an interim solution for TOSHIBA relating to its permanent World Wide Web site by providing TOSHIBA with the website content substantially in the form found currently at www.toshibaaccessories.com ("Accessories Website"). The interim solution as further described below in Section 4.9.1 will be reviewed on or before October 1, 2000 to determine if TOSHIBA's permanent World Wide Web site is operational. Should TOSHIBA's permanent World Wide Web site not be operational by October 1, 2000, Toshiba and DAC will work together in good faith to determine the best course of action.

                  4.9.3 DAC hereby transfers to TOSHIBA all right, title and interest in and to the www.toshibaaccessories.com domain name, and shall cooperate with TOSHIBA in effecting such transfer.

                  4.9.4 TOSHIBA will have sole approval rights over the Accessories Website content. From time to time, DAC shall make maintenance modifications and customizations to the Accessories Website in accordance with TOSHIBA's directions and subject to acceptance by TOSHIBA with TOSHIBA-approved Program resources. Such modifications shall be implemented within two (2) business days or as soon as commercially practicable, considering Program e-commerce workload, priorities and resources as directed and approved by TOSHIBA, for scheduled content updates. Any extraordinary modifications will be handled as Variable Fees, and DAC will propose a budget and timeframe for completing the modifications.

                  4.9.5 Until directed otherwise, DAC will host the Accessories Website at no extra charge, in accordance with the following hosting standards:

                           (i) The Accessories Website servers shall be publicly
                  available to users 99.0% of the time in any thirty (30) day period, taking into account scheduled and unscheduled maintenance time. Before October 1, 2000, the parties will review this subsection for possible adjustment.

                           (ii) DAC shall make a complete backup of the
                  Accessories Website every day. As reasonably requested by TOSHIBA, DAC shall deliver to TOSHIBA electronic log files and website activity reports for the Accessories Website.

                           (iii) DAC shall take best efforts to prevent
                  unauthorized access to restricted areas of the Accessories Website and any databases or other sensitive material generated from or used in conjunction with the website, and shall immediately notify TOSHIBA of any known security breaches or holes.

         4.10     Reporting.

                  4.10.1 Online Reporting. DAC will make available to TOSHIBA 24-hour online access to a menu of reports. Standard report formats will exist for the report types listed below:

                  -Sales
                  -Fulfillment
                  -Inventory Management
                  -Returns
                  -Accounting

                  4.10.2 Periodic Reporting. DAC will provide all Program data to TOSHIBA with reasonable frequency, as determined by the parties, via the universal data extract (UDE).

         4.11 Accounting/Credit. DAC will handle all collections (including returned checks) and credit approvals as outlined further in Exhibit F. The exception will be any credit approval over $50,000. DAC will do the initial research on exceptions and make a recommendation to TOSHIBA's designated on-site credit manager. The information should include credit application, financials, copy of D & B report and any other data that DAC's personnel think relevant. TOSHIBA shall also be responsible for all losses arising from credit decisions and fraud or misrepresentation by customers or potential customers.

                  4.11.1 Credit responsibility. TOSHIBA will assume responsibility for all credit extended in connection with the Program. DAC's systems will be tailored to follow the credit rules defined by TOSHIBA. In order for the Program to be operational by the scheduled date, TOSHIBA agrees to use First of Omaha as the Program's credit card processor.

                  4.11.2 Credit process management. DAC will provide staff to manage and expedite the credit process, including facilitation of leasing with the goal of providing efficient and expedited service. DAC will establish and follow credit processing rules acceptable to TOSHIBA. These rules will, in part, prohibit the misuse by DAC employees of credit card numbers. DAC will also maintain a complete on-line account histories to allow for quick and accurate processing of customer credit requests. TOSHIBA will provide onsite credit personnel to facilitate credit decisions for terms, problematic orders, and leasing services. TOSHIBA will be responsible for all Program related credit card processing fees utilizing the systems and processes developed by DAC.

                  4.11.3 Financing methods. Subject to TOSHIBA's credit policies, DAC will provide Program capability for the following financing methods.

                  -Credit cards. (Mastercard, Visa, American Express and
                   Discover)
                  -Purchase orders. Purchase orders will be accepted from
                   approved customers.
                  -Prepaid orders/wire transfers.
                  -Leasing.

A 5.0    PRODUCT OFFERINGS

5.0      Product offering.

         5.1 Accessories. The Program offering will consist of options/accessories identified by TOSHIBA. TOSHIBA has final approval of all products offered through the Program.

         5.2 Software. Selected TOSHIBA and third-party software will also be offered through the Program as approved by TOSHIBA .

         5.3 Hardware. The Program will carry current TOSHIBA desktop, portable and server SKU's as determined by TOSHIBA .

A 6.0    STAFFING AND TRAINING

6.0      Staffing and training.

         6.1 Staff. Except as otherwise provided herein, DAC will provide staffing for the Program. DAC will provide dedicated and shared resources to support the program as agreed by both parties.

                  6.1.1 All dedicated program personnel shall be approved, in writing, via a Personnel Requisition Form (Exhibit E) prior to hiring (See
Section 4.3.4 of the Agreement).

                  6.1.2 All shared program personnel shall be approved, in writing via a Program Requisition Form, prior to providing service or support to the program.

         6.2 Training. DAC will provide initial and ongoing sales training, as follows:

                  -Computer and telephone systems
                  -Telephone skills training
                  -Operating system (MAX) training
                  -Basic computer systems
                  -Consultative sales skills training

         6.3 TOSHIBA Training and Systems. TOSHIBA will provide one onsite training person and the following training and systems:

                  Product training with respect to the TOSHIBA Products.

A 7.0    PROGRAM HOURS OF OPERATION. The contemplated Program hours of operation are Monday through Friday, 8:00 a.m. to 8:00 p.m. Eastern Standard Time and Saturday, 9:00 a.m. to 2:00 p.m. TOSHIBA may modify these hours of by giving DAC 60-days written notice.

A 8.0    PROGRAM START DATE. The Program start date is July 1, 2000.

A 9.0    ADDITIONAL PROGRAM TERMS AND CONDITIONS.

         9.1 Certain Variable Fees Calculations. The charges for certain variable costs, as set forth below, are understood by the parties to be appropriate in connection with the Program. Such items are provided by way of example only, and are not intended to be all-inclusive. Such expenditures are variable or semi-variable in nature and are associated with Program sales volume. From time to time, TOSHIBA may request adjustments to staffing levels in these areas to reflect changes in business activity (with a minimum 30-day notice to adjust headcount). Non-staffing related variable costs can be expected to adjust to the appropriate Program activity level automatically. The parties understand that the employment costs set forth below, which generally will be charged as Variable Fees, will include an additional benefits burden of [**25**], plus an overhead burden of [**25**] per month for each dedicated Program employee. Additionally, actual compensation will vary according to the employment market and other circumstances and the items listed below are only good-faith current estimates by DAC.

         -Inbound Sales Representatives: [**26**] per month base salary, plus commission of [**26**] of Net Sales.

         -Senior Inbound Sales Managers: [**26**] per month, plus [**26**] of managed Net Sales.

         -Inbound Sales Managers: [**26**] per month, plus [**26**] of managed
          Net Sales.

         -Director of Sales: [**26**] per month base salary, plus commission of [**26**] of managed Net Sales.

         -Outbound Sales Representatives: [**26**] per month base salary, plus commission of [**26**] of Net Sales.

         -Senior Outbound Sales Manager: [**26**] per month, plus [**26**] of managed Net Sales.

         -Outbound Sales Managers: [**26**] per month, plus [**26**] of managed
          Net Sales.

         -Customer Service Representatives: [**26**] per month base salary.

         -Customer Service Manager: [**26**] per month, plus [**26**] per month maximum bonus incentive potential.

         -Distribution Center Specialist: [**26**], plus [**26**] per month maximum bonus incentive potential.

         -Distribution Center Supervisor: [**26**] per month, plus [**26**] per month maximum bonus incentive potential.

         -Packaging costs: Per Program requirements and usage.

         9.3 Other Transactions. TOSHIBA will remain responsible for any and all costs related to transactions (including but not limited to returns outside of standard Program return policies, special services and the like) which are outside of DAC's policies for the Program and which TOSHIBA approves in writing.

         9.4 MAX Software. The Program will be operated through the use of DAC's existing proprietary UNIX-based MAX software package. The MAX software package will be and remain the exclusive property of DAC.

                                    EXHIBIT B

                             MONTHLY ALLOCATED FEES

1.0      Non-dedicated Program Management Personnel:
         1.1      Sales
                  1.1.1    Senior Vice President Sales                 [**27**]
                  1.1.2    Administration Staff                        [**27**]
                                                                       [**27**]

         1.2      Operations

                  1.2.1    Vice President of Operations                [**27**]
                                                                       [**27**]

         1.3      Product Management

                  1.3.1    Purchasing Manager                          [**27**]
                                                                       [**27**]

         1.4      Distribution (Returns Mgmt.)
                  1.4.1    Distribution Manager                        [**27**]
                                                                       [**27**]

         1.5      Accounting

                  1.5.1    Controller                                  [**27**]
                  1.5.2    Director Accounting Services                [**27**]
                  1.5.3    Accounting Manager                          [**27**]
                  1.5.4    Payroll Supervisor                          [**27**]
                  1.5.5    A/R Supervisor                              [**27**]
                                                                       [**27**]

         1.6      Human Resources

                  1.6.1    Human Resource Manager                      [**27**]
                  1.6.2    Human Resource Recruiter                    [**27**]
                  1.6.3    Human Resources Staff                       [**27**]
                                                                       [**27**]

         1.7      Training

                  1.7.1    Trainer                                     [**27**]
                                                                       [**27**]

         1.8      Security                                             [**27**]

         1.9      Information Technology

                  1.9.1    Director IT                                 [**27**]
                  1.9.2    Manager IT                                  [**27**]
                  1.9.3    Web Manager                                 [**27**]
                  1.9.4    Manager IS                                  [**27**]
                                                                       [**27**]

         1.10     General and Administrative

                  1.10.1   President                                   [**27**]
                  1.10.2   Senior Vice President                       [**27**]
                  1.10.3   Administrative Staff                        [**27**]
                                                                       [**27**]

         1.11     Facility Administration

                  1.11.1   Facility Administrator                      [**27**]
                  1.11.2   Facility Staff                              [**27**]
                                                                       [**27**]

2.0      Expense for sales/administrative and distribution facility space:
                  2.1      Administrative [**28**]                     [**28**]
                  2.2      Distribution/Returns (1,500 sq. ft.)        [**28**]

3.0      DAC affiliate allocated costs:
         3.1      IEI Legal                                            [**29**]
         3.2      IEI Information Systems                              [**29**]
         3.3      IEI General and Administrative                       [**29**]

Monthly allocated fees are for those persons and services TOSHIBA and DAC agree are required to support the program. In no event will the total allocated fees exceed the cost for such person or services involved in the program.

                                    EXHIBIT C

                                 PROGRAM METRICS

To be mutually determined.

                                    EXHIBIT D

                            PROGRAM REQUISITION FORM

                                 (Not Provided)

                                    EXHIBIT E

                           PERSONNEL REQUISITION FORM

                                 (Not Provided)

                                    EXHIBIT F

                              FINANCE REQUIREMENTS

                                 (Not Provided)

                                    EXHIBIT G

                      SUMMARY REPORT REQUIREMENTS DOCUMENT

                                 (Not Provided)

                                    EXHIBIT H

                             PROGRAM BUSINESS RULES

                                 (Not Provided)